UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	May 8th, 2007

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant has completed and delivered the first of two installments of its MediaEscort™ anti-piracy product to its unnamed major Hollywood customer.  The Registrant announced last November that it had signed an agreement with a division of one of the six major Hollywood studios, and that the identity of the customer would not be revealed until final product delivery and installation.  The Registrant expects to deliver the second, final product installment shortly.

A copy of the News Release dated May 8th, 2007 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated May 8th, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  May 8th, 2007

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

For Investor Relations Contact: (860) 739 - 8030

USVO DELIVERS FIRST PRODUCT INSTALLMENT FOR

MAJOR HOLLYWOOD STUDIO DIVISION

(Niantic, CT – May 08, 2006) – USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF) has completed and delivered the first of two installments of its MediaEscort™ anti-piracy product to its unnamed major Hollywood customer. USVO announced last November that it had signed an agreement with a division of one of the six major Hollywood studios, and that the identity of the customer would not be revealed until final product delivery and installation. USVO expects to deliver the second, final product installment shortly.

MediaEscort is a software application that resides on customer’s video servers. It automatically and seamlessly embeds SmartMarks—invisible forensic information in every frame of video content—during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material.

“It’s with great pleasure to deliver this first installment of MediaEscort,” said Tom Perovic, USVO’s Chief Engineer. “MediaEscort is a major milestone in USVO’s product development. We took what we learned from our MediaSentinel product, and adapted our SmartMark technology to work for real-time Internet video downloads. MediaEscort provides customers with a simple, lightweight, forensic embedding product that can easily be integrated into their existing infrastructure.”

The Motion Picture Association of America states the worldwide motion picture industry, including foreign and domestic producers, distributors, theaters, video stores and pay-per-view operators, lost $18.2 billion in 2005 as a result of piracy. With video content being distributed over the Internet, piracy is an enormous concern. MediaEscort is designed to help solve this problem.

“Our technical team has worked exceptionally, under tremendous pressure of a short timetable to deliver this first installment in a timely fashion, and we’re proud of their achievement,” said Edwin Molina, CEO of USVO. “MediaEscort is a unique product that addresses a real and growing problem in the marketplace today. It’s not only for our major studio customer, but for any company delivering video content over the Internet in which piracy is a concern.”

Using MediaEscort, copyright holders will be able to protect their content without restricting the fair uses of legitimate customers, including copying, archiving, and enjoying the content on different platforms at different times.  MediaEscort’s SmartMarks work across all distribution and presentation channels and technologies.  It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way.  In addition, MediaEscort’s SmartMark process will be fully compatible with DRM.

For further information about the market USVO is focused on with its anti-piracy products, please go to: http://blog.usvo.com/.

About USVO:

USA Video Interactive Corp. (“USVO”) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™, MediaSentinel™ and SmartMark™ digital watermarking products and technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357  Telephone  (860) 739 - 8030

Facsimile (860) 739 - 8070; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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